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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
WINLAND ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[WINLAND ELECTRONICS, INC. LETTERHEAD]

NEWS RELEASE

DATE:	November 2, 2001
FROM:	Winland Electronics, Inc. 1950 Excel Drive Mankato, Minnesota 56001 http://www.winland.com/	CONTACT:	Lorin E. Krueger President & Chief Executive Officer (507) 625-7231

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS' BOARD ELECTS REPLACEMENT BOARD MEMBERS

MANKATO, Minn. / November 2, 2001 / PR Newswire / Winland Electronics, Inc. (Amex: WEX) announced today that its Board of Directors has elected Terry Dunlap and Jim Reissner to replace directors David Ewert and James Legus who have resigned.

Terry Dunlap has served as CEO and Chairman of Duraswitch Industries, Inc. (Nasdaq: DSWT) since forming the company in May 1997. Duraswitch engineers, markets and licenses its patented electronic switch technology to switch manufacturers and OEMs worldwide. Mr. Dunlap has served on the Board of Directors for Advantage Marketing Systems (AMEX: AMM), Oklahoma City, Okla., since 1995. Through a distributor network, AMS markets a wide range of health products based on herbal-based proprietary formulations. From 1983 to 1994, Mr. Dunlap founded and served as Chairman and Chief Executive Officer of Go-Video, Inc. Scottsdale, Ariz., which was recently sold to SonicBlue, Inc. He is a member of the Arizona State Bar Association and a member of the AeA (American Electronics Association). Mr. Dunlap holds a Juris Doctorate from Ohio Northern University, Ada, Ohio and a BS in Business Administration from Ashland University, Ashland, Ohio.

James L. Reissner is President and COO of Activar, Inc., since January 1996. Activar is a holding company which owns 17 manufacturing companies. Prior to 1996 Mr. Reissner served as Chief Financial Officer of Activar from 1992 until becoming President. Mr. Reissner is a director of several other companies including Rimage Corporation, Intek, Inc. and Vermillion State Bank. Mr. Reissner also serves as Chief Executive Officer of MagStar Technologies since Sept. 10, 2001, and as Secretary and as one of the directors since October 2000. Prior to joining Activar, Mr. Reissner was with US Bancorporation, most recently as Managing Director, Minnesota Region.

According to Lorin E. Krueger, Winland's CEO, Mr. Dunlap and Mr. Reissner are both outstanding additions to Winland's board. He said, "These two individuals are highly respected as business leaders who have many years experience representing the interests of public company shareholders."

Mr. Ewert resigned from Winland's board due to competing demands from other professional and civic responsibilities. Mr. Legus resigned primarily as a result of frustration over the distraction and expense of the unsuccessful actions earlier in the year, taken by Ralph I. Call and Dyna Technology, Inc. to remove Winland's board of directors. S. Robert Dessalet, Chairman of the Board, stated "Both Dave Ewert and Jim Legus made excellent contributions to Winland and helped establish the path the company is now pursuing."

Winland Electronics, based in Mankato, Minn., designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

Additional Information

    Winland will solicit proxies from its shareholders in connection with its upcoming annual meeting and the election of members to the company's board of directors. Before distributing forms of proxy to Winland's shareholders in connection with any such solicitation, Winland will file proxy materials (a proxy statement and related documents) with the U.S. Securities and Exchange Commission (the "SEC") containing, amongst others, information regarding the participants in any such solicitation. Winland's directors, its executive officers, certain other members of management and employees, agents and nominees may be deemed to be participants in any solicitation.

    Investors and shareholders are urged to read the proxy materials carefully when they are available. The proxy materials will contain important information about Winland, the proxy solicitation, and related matters. Investors and shareholders will be able to obtain copies of the proxy materials free of charge through the web site maintained by the SEC at http://www.sec.gov.

    Shareholders and investors may also obtain copies of documents Winland has filed with the SEC free of charge from Winland by requesting them in writing or by telephone at the following address:

        Winland Electronics, Inc.
        1950 Excel Drive
        Mankato, Minnesota 56001
        Contact: Lorin E. Krueger, Chief Executive Officer
        Phone: (507) 625 7231

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NEWS RELEASE
WINLAND ELECTRONICS' BOARD ELECTS REPLACEMENT BOARD MEMBERS
Additional Information